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                                                                      Exhibit 21




                         Subsidiaries of the Registrant


     Listed below are the major subsidiaries of the Company, including equity investees, each of which is in the consolidated financial statements of the Company and its Subsidiaries, and the percentage of ownership by the Company (or if indented, by the subsidiary under which it is listed). Subsidiaries omitted from the list would not, if aggregated, constitute a significant subsidiary:

                                             Jurisdiction of     Securities
Name of Subsidiary                             Incorporation     Ownership

Charleston Television, Inc.                   South Carolina          100%
Denver Newspapers, Inc.                             Delaware           40%
Garden State Paper Company, Inc.                    Virginia          100%
Jacksonville Television, Inc.                        Florida          100%
Media General Cable of Fairfax
     County, Inc.                                   Virginia          100%
Piedmont Publishing Company, Inc.             North Carolina          100%
Richmond Newspapers, Inc.                           Virginia          100%
Tampa Television, Inc.                               Florida          100%
The Tribune Company                                  Florida          100%
Virginia Newspapers, Inc.                           Virginia          100%
Virginia Paper Manufacturing Corp.                  Virginia          100%
     Southeast Paper Manufacturing Co.
     (Partnership)                                   Georgia        33.33%